Exhibit 99.4



                     CUC International Inc. and Subsidiaries

  Exhibit 99.4--Supplemental Management's Discussion and Analysis of Financial
                       Condition and Results of Operations



Year Ended January 31, 1996 vs. Year Ended January 31, 1995

The Company's overall membership base continues to grow at a rapid rate (from 47 million members at January 31, 1995 to 59.7 million members at January 31,
1996), which is the largest contributing factor to the 20% increase in membership revenues (from $1,363.6 million in fiscal 1995 to $1,629.8 million in fiscal 1996). While the overall membership base increased by 12.7 million members, or 27%, during the year (of which approximately 8 million members came from acquisitions completed during the year (members resulting from acquisitions being "Acquired Members")), the average annual fee charged for the Company's membership services increased by 3%. The Company divides its memberships into three categories: individual, wholesale and discount program memberships. Individual memberships consist of members that pay directly for the services and the Company pays for the marketing costs to solicit the member primarily using direct marketing techniques. Wholesale memberships include members that pay directly for the services to their sponsor and the Company does not pay for the marketing costs to solicit the members. Discount program memberships are generally marketed through a direct sales force, participating merchants or general advertising and the related fees are either paid directly by the member or the local retailer. All of these categories share various aspects of the Company's marketing and operating resources.

In the 1996 fiscal year, individual, wholesale and discount program memberships grew by 8%, 19% and 11%, respectively, in addition to the increase due to Acquired Members. For the year ended January 31, 1996, individual, wholesale and discount program memberships represented 68%, 12% and 20% of membership revenues, respectively. Discount program memberships have incurred the largest increase from Acquired Members. Welcome Wagon, Getko and Advance Ross, all acquired in fiscal 1996, are classified in this membership category as their businesses provide local discounts to consumers. The Company maintains a flexible marketing plan so that it is not dependent on any one service for the future growth of the total membership base. The Company completed a number of acquisitions accounted for under the purchase method of accounting during fiscal 1996. The total revenues contributed by these acquisitions are not material to the Company's total reported revenues (see Note B to the Supplemental Consolidated Financial Statements).

Software revenues increased 60% to $305.4 million in fiscal 1996 from $191.1 million in fiscal 1995. Contributing to the strong software growth in fiscal 1996 was the release of 63 new titles and an additional 18 titles which were acquired compared to 34 new products released in fiscal 1995. Also contributing to the software revenue growth is the significant increase in the installed base of CD-ROM personal computers as well as increases in affiliated label and distribution revenues.

As the Company's membership services continue to mature, a greater percentage of the total individual membership base is in its renewal years. This results in increased profit margins for the Company due to the significant decrease in certain marketing costs incurred on renewing members. Improved response rates for new members also favorably impact profit margins. As a result, operating income before interest, amortization of restricted stock compensation, costs related to products abandoned and restructuring, gain on sale of and equity in loss from ImagiNation Network and income taxes ("EBIT") increased from $239.1 million to $322.7 million and EBIT margins improved from 15.4% to 16.7%.

Individual membership usage continues to increase, which contributes to additional service fees and indirectly contributes to the Company's strong renewal rate. Historically, an increase in overall membership usage has had a favorable impact on renewal rates. Actual membership cancellations were $376 million, $354 million and $319 million, respectively, for the fiscal years ended January 31, 1996, 1995 and 1994. This represents 19%, 21% and 22%, respectively, of the gross membership revenues accrued for all services. The Company records its deferred revenue net of estimated cancellations which are anticipated in the Company's marketing programs. The number of cancellations has increased due to the increased level of marketing efforts, but has decreased as a percentage of the total number of members.

Operating costs increased 25% (from $474.1 million to $593.5 million). The major components of the Company's membership operating costs continue to be personnel, telephone, computer processing and participant insurance premiums (the cost of obtaining insurance coverage for members). The major components of the Company's software operating costs are material costs, manufacturing labor and overhead, royalties paid to developers and affiliated label publishers and research and development costs related to designing, developing and testing new software products. The increase in overall operating costs is due principally to the variable nature of many of these costs and, therefore, the additional costs incurred to support the growth in the membership base and software sales. Historically, the Company has seen a direct correlation between providing a high level of service to its members and improved retention.

Marketing costs decreased as a percentage of revenues, from 40% to 38%. This decrease is primarily due to improved per member acquisition costs and an increase in renewing members. Membership acquisition costs incurred increased 19% (from $508.8 million to $605.1 million) as a result of the increased marketing effort which resulted in an increased number of new members acquired. Marketing costs include the amortization of membership acquisition costs and other marketing costs, which primarily consist of membership communications and sales expenses. Amortization of membership acquisition costs increased by 19% (from $467 million to $556.5 million). Other marketing costs increased by 20% (from $151.3 million to $180.9 million). This increase resulted primarily from the costs of servicing a larger membership base and expenses incurred when selling and marketing a larger number of software titles. The marketing functions for the Company's membership services are combined for its various services and, accordingly, there are no significant changes in marketing costs by membership service.

The Company routinely reviews all membership renewal rates and has not seen any material change over the last year in the average renewal rate. Renewal rates are calculated by dividing the total number of renewing members not requesting a refund during their renewal year by the total members up for renewal.

General and administrative costs increased as a percentage of revenues, from 14% to 15%. This is principally due to acquisitions completed during fiscal 1996. Interest income, net, increased from $7.9 million to $9.7 million due to the reduced level of amortization associated with the Company's restricted stock and zero coupon convertible notes and the net interest income from the increased level of cash generated by the Company for investment.

Included in costs related to products abandoned and restructuring for the year ended January 31, 1996, are special charges totaling $43.8 million, net of recoveries, related to the abandonment of certain new product developmental efforts and the related impairment of certain assets and the restructuring of the SafeCard division of Ideon and the Ideon corporate infrastructure.
The original charge of $45 million was composed of accrued liabilities of $36.2 million and asset impairments of $8.8 million. Also included in costs related to products abandoned and restructuring are marketing and operational costs incurred for Ideon products abandoned of $53.2 million.

Year Ended January 31, 1995 vs. Year Ended January 31, 1994

The Company's overall membership base continues to grow at a rapid rate (from
42.9 million members at January 31, 1994 to 47 million members at January 31,
1995), which is the largest contributing factor to the 19% increase in membership revenues (from $1,143.2 million in fiscal 1994 to $1,363.6 million in fiscal 1995). While the overall membership base increased by 4.1 million members before adjustment for Acquired Members resulting from the fiscal 1996 pooling-of-interests transactions, or 10%, during the past year, the average annual fee charged for the Company's membership services increased by 3%. The Company divides its memberships into three categories: individual, wholesale and discount program memberships. All of these categories share various aspects of the Company's marketing and operating resources. In the 1995 fiscal year, individual, wholesale and discount program memberships grew by 11%, 6% and 11%, respectively. For the year ended January 31, 1995, individual, wholesale and discount program memberships represented 70%, 11% and 19% of membership revenues, respectively. The Company maintains a flexible marketing plan so that it is not dependent on any one service for the future growth of the total membership base. The Company completed an acquisition of Essex, a privately owned third-party marketer of financial products for banks, and certain other entities, during fiscal 1995. The total revenues contributed by this acquisition are not material to the Company's total reported revenues. This acquisition was accounted for in accordance with the purchase method of accounting and, accordingly, the results of operations have been included in the consolidated results of operations from the date of acquisition (see Note B to the Consolidated Financial Statements).

Software revenues increased 41% to $191.1 million in fiscal 1995 from $135.5 million in fiscal 1994. Contributing to the strong software growth in fiscal 1995 was the release of 34 new titles. Also contributing to the software growth is the expansion in the installed base of personal computers as well as an increase in affiliated label revenues.

As the Company's membership services continue to mature, a greater percentage of the total individual membership base is in its renewal years. This results in increased profit margins for the Company due to the significant decrease in certain marketing costs incurred on renewing members. As a result, EBIT increased from $200.2 million to $239.1 million, however EBIT margins decreased slightly from 15.7% to 15.4%, due principally to increased software research and development.

Individual membership usage continues to increase, which contributes to additional service fees and indirectly contributes to the Company's strong renewal rate. Historically, an increase in overall membership usage has had a favorable impact on renewal rates. Actual membership cancellations were $354 million, $319 million and $292 million, respectively, for the fiscal years ended January 31, 1995, 1994 and 1993. This represents approximately 21%, 22% and 24% of the gross membership revenues accrued for all services. The Company records its deferred revenue net of estimated cancellations which are anticipated in the Company's marketing programs. The number of cancellations has increased due to the increased level of marketing efforts, but has decreased as a percentage of the total number of members.

Operating costs increased 29% (from $368.8 million to $474.1 million). The major components of the Company's membership operating costs continue to be personnel, telephone, computer processing, participant insurance premiums (the cost of obtaining insurance coverage for members). The major components of the Company's software operating costs are material costs, manufacturing labor and overhead, royalties paid to developers and affiliated label publishers and research and development costs related to designing, developing and testing new software products. The increase in overall operating costs is due principally to the variable nature of many of these costs and, therefore, the additional costs incurred to support the growth in the membership base and software sales. Historically, the Company has seen a direct correlation between providing a high level of service to its members and improved retention.

Marketing costs remained constant as a percentage of revenue (40%). This is primarily due to improved per member acquisition costs and an increase in renewing members. Membership acquisition costs incurred increased 11% (from $457.3 million to $508.8 million). Marketing costs include the amortization of membership acquisition costs and other marketing costs, which primarily consist of membership communications and sales expenses.

Amortization of membership acquisition costs increased by 14% (from $409.5 million to $467 million). Other marketing costs increased by 44% (from $105.1 million to $151.3 million). This increase resulted primarily from the costs of servicing a larger membership base, costs to establish the American Airlines AAdvantage Dining program and expenses incurred when selling and marketing a larger number of software titles. The marketing functions for the Company's membership services are combined for its various services and, accordingly, there are no significant changes in marketing costs by membership service.

The Company routinely reviews all membership renewal rates and has not seen any material change over the last year in the average renewal rate. Based on current information, the Company does not anticipate that the average renewal rate will change significantly. Renewal rates are calculated by dividing the total number of renewing members not requesting a refund during their renewal year by the total members up for renewal.

General and administrative costs decreased as a percentage of revenue, from 15% to 14%. This is the result of the Company's ongoing ability to control overhead. Interest income, net, increased from $3.2 million to $7.9 million primarily due to the reduction of the Company's average outstanding loan balance and the net interest income from the increased level of cash generated by the Company for investment.

Membership Information

The following chart sets forth the approximate number of members and net additions for the last three fiscal years:

                                                       Net New Member Additions
      Year Ended             Number of Members              for the Period
- --------------------------------------------------------------------------------

   January 31, 1996             59,650,000                    12,700,000*
   January 31, 1995             46,950,000                     4,050,000
   January 31, 1994             42,900,000                     3,820,000


*Includes approximately 8 million Acquired Members.

The membership acquisition costs incurred applicable to obtaining a new member, for memberships other than coupon book memberships, generally approximates the initial membership fee. Initial membership fees for coupon book memberships generally exceed the membership acquisition costs incurred applicable to obtaining a new member.

Cancellations for memberships processed by the Company for the years ended January 31, 1996, 1995 and 1994 were $376 million, $353 million and $321 million, respectively. This cancellation data does not reflect cancellations processed by certain of the Company's clients which report membership information only on a net basis. Accordingly, the Company does not receive actual numbers of gross additions and gross cancellations for certain types of memberships. In calculating the number of members, the Company has deducted its best estimate of cancellations which may occur during the trial membership periods offered in its marketing programs. Typically, these periods range from one to three months.

Liquidity and Capital Resources; Inflation; Seasonality

Funds for the Company's operations have been provided principally through cash flow from operations and credit facilities, while acquisitions have also been funded through the issuance of Common Stock. The Company terminated the GECC Credit Agreement effective March 19, 1996 and entered into the New Credit Agreement during March 1996 as defined and described in Note E to the Supplemental Consolidated Financial Statements. The New Credit Agreement provides for a $500 million revolving credit facility with a variety of different types of loans available thereunder. The New Credit Agreement contains certain customary restrictive covenants including, without limitation, financial covenants and restrictions on certain corporate transactions, and also contains various events of default provisions including, without limitation, defaults arising from certain changes in control of the Company.

In 1994, Ideon assumed a revolving loan agreement in connection with its acquisition of Wright Express Corporation ("Wright Express"). The agreement, as originally structured, provided for maximum borrowings equal to the lesser of $17.5 million or an amount based on a percentage of eligible accounts receivable as defined therein. In November 1994, the revolving credit agreement was amended increasing the available line to $27.5 million. At January 31, 1996, Ideon had $15.4 million outstanding under the revolving line of credit. In February 1996, Wright Express entered into a new revolving credit facility agreement replacing the previous revolving line of credit. The new credit facility has an available line of $75 million of which $50 million may be used to finance working capital requirements and for general corporate purposes and $25 million may be used for acquisition financing. The new credit facility expires December 1, 1998.

In fiscal 1996, Sierra entered into an unsecured bank line of credit that provides for borrowing of up to $10 million, expiring August 31, 1996. The line contains covenants requiring Sierra to maintain certain financial ratios and minimum balances in cash and cash equivalents. There have been no borrowings by Sierra under this line of credit to date. This line of credit expired August 31, 1996.

All costs related to the mergers with the Fiscal 1997 Pooled Entities have not been reflected in the Company's financial statements but will be reflected in the consolidated statements of income during the periods the respective mergers are completed. Such costs are non-recurring and those associated with the Company's mergers with Davidson and Sierra are comprised primarily of merger and integration costs and are expected to approximate $28.6 million ($25.1 million or $.10 per common share after-tax effect) in the aggregate. Such costs associated with the Company's merger with Ideon (the "Ideon Merger") include integration and transaction costs as well as costs relating to certain outstanding litigation matters (see Note 5) giving consideration to the Company's intended approach to these matters, which are estimated by the Company's management to approximate $125.0 million ($80.0 million after tax effect). Most of the reserve is related to these outstanding litigation matters. The Company is unable at this time to determine the estimated timing of the future cash outflows with respect to this liability. Although the Company has attempted to estimate the amounts that will be required to settle these litigation matters, there can be no assurance that the actual aggregate amount of such settlements will not exceed the amount of the reserve to be accrued.

The Company invested approximately $75 million in acquisitions, net of cash acquired, during fiscal 1996. These acquisitions have been fully integrated into the Company's operations. The Company is not aware of any trends, demands or uncertainties that will have a material effect on the Company's liquidity other than those relating to the above-mentioned litigation matters. The Company anticipates that cash flow from operations and its credit facilities will be sufficient to achieve its current long-term objectives.

During fiscal 1991, the Board of Directors authorized the repurchase of up to
10.125 million shares of Common Stock and during fiscal 1995 the Board of Directors reauthorized such repurchase. As of January 31, 1996, 2,475,552 shares of Common Stock had been repurchased at an aggregate cost of $8.7 million, of which $8.6 million relates to fiscal 1991 repurchases. Future repurchases will be based upon market conditions and cannot be currently ascertained. Repurchases, if any, would be funded through the Company's available cash or availability under its credit agreement and would thus reduce liquidity.

The Company does not anticipate any material capital expenditures for the next year. Total capital expenditures were $63 million for the year ended January 31, 1996.

The Company intends to continue to review potential acquisitions that it believes would enhance the Company's growth and profitability. Any acquisitions will initially be financed through excess cash flow from operations and the Company's credit agreement. However, depending on the financing necessary to complete an acquisition, additional funding may be required.

The Accounting Standards Executive Committee's Statement of Position ("SOP") 93-7, "Reporting on Advertising Costs," requires that all advertising expenditures that are not for direct response advertising, be expensed as incurred or the first time the advertising takes place. The Company adopted the new method of accounting for advertising costs in the first quarter of fiscal 1996. The impact of adopting the new method did not have a significant effect on the Company's financial statements.

The Company accounts for stock option grants in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under the Company's current plans, options may be granted at not less than the fair market value on the date of grant and therefore no compensation expense is recognized for the stock options granted. In fiscal 1997, the Company intends to adopt the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation."

In 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company will adopt SFAS No. 121 in fiscal 1997, and the impact, if any, is not expected to be material.

To date, the overall impact of inflation on the Company has not been material. Except for the cash receipts from the sale of coupon book memberships, the Company's membership business is generally not seasonal. Most cash receipts from these coupon book memberships are received in the fourth quarter and, to a lesser extent, in the first and the third quarters of each fiscal year. As is typical in the consumer software industry, the Company's software business is highly seasonal. Net revenues and operating income are highest during the third and fourth quarters and are lowest in the first and second quarters. This seasonal pattern is primarily due to the increased demand for the Company's software products during the year-end holiday selling season.

In fiscal 1996, the Company's international businesses represented less than 10% of EBIT. Operating in international markets involves dealing with sometimes volatile movements in currency exchange rates. The economic impact of currency exchange rate movements on the Company is complex because it is linked to variability in real growth, inflation, interest rates and other factors. Because the Company operates in a mix of membership services and numerous countries, management believes currency exposures are fairly well diversified. To date, currency exposure has not been a significant competitive factor at the local market operating level. As international operations continue to expand and the number of cross-border transactions increases, the Company intends to continue monitoring its currency exposures closely and take prudent actions as appropriate.